Exhibit 99.1

CECI KURZMAN ELECTED TO WARNER MUSIC GROUP BOARD OF DIRECTORS

Nexus Management Founder and Entrepreneurial Investor Joins WMG Board Following Recent IPO

NEW YORK, NY – October 1, 2020: Warner Music Group Corp. (“WMG”) today announced the election of Ceci Kurzman to the company’s Board of Directors, including the Nominating and Corporate Governance Committee, effective October 1st. The first board appointment since WMG’s Initial Public Offering in June, Kurzman is founder and President of Nexus Management Group, Inc., a former talent management and current investment company. She is a business leader, experienced board director and private investor with a 20-year career in the music and entertainment industry.

Consistent with public company best practices, the Board determined that the only management member of the Board should be WMG’s Chief Executive Officer, Steve Cooper. It was also decided that the Board would remain at 11 members. As a result, Max Lousada, WMG’s Global Chief Executive Officer of Recorded Music, will step aside from the Board.

Sir Leonard Blavatnik, Founder & Chairman of Access Industries, said: “Ceci’s expertise in developing the careers of artists, combined with her work as an entrepreneur and investor, will make her a great addition to our exceptional group of advisors. Max is playing an integral role in the current success and future of Warner Music Group, and he’ll continue to be an influential voice in our Board discussions.”

Ceci Kurzman said: “Music already has unprecedented reach and impact across the globe, and every day the opportunities grow more dynamic, disruptive, and ubiquitous. Warner is uniquely positioned in this exciting environment, with an extraordinary roster of artists and songwriters, backed by a forward-thinking leadership team across both recorded music and music publishing. I’m looking forward to working with my new colleagues on the WMG Board to help the company innovate and achieve its ambitious vision.”

Max Lousada said: “I’m happy to welcome Ceci and her valuable perspective to the world of WMG, and look forward to working with her, Len, Steve, and the rest of the Board, as we continue to pioneer big, bold opportunities for artists, and accelerate our investments in new talent, territories, and technology.”

Kurzman currently serves on the Board of Directors, Audit Committee, and Compensation Committee of Revlon, Inc., as well as on the Board of Directors of various organizations including Man Group plc, and Cirque du Soleil Entertainment Group. An

accomplished investor and entrepreneur, Kurzman also achieved numerous business and marketing successes as an executive at Arista Records and Sony Music’s Epic Records, before founding Nexus and managing an impressive roster of superstar artists. Today, Ceci continues to combine her strategic business leadership, with her ability to anticipate trends and drive revenue growth from an investment portfolio of trailblazing companies, in partnership with established private equity partners.

She remains rooted in the music world through her wide-ranging network of relationships with leading artists and industry executives. Her passions include mentoring young female executives and advocating for diversity in boardrooms and executive C-suites.

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About Warner Music Group

With a legacy extending back over 200 years, Warner Music Group (WMG) today brings together artists, songwriters and entrepreneurs that are moving entertainment culture across the globe. Operating in more than 70 countries through a network of affiliates and licensees, WMG’s Recorded Music division includes renowned labels such as Asylum, Atlantic, Big Beat, Canvasback, Elektra, Erato, First Night, Fueled by Ramen, Nonesuch, Parlophone, Reprise, Rhino, Roadrunner, Sire, Spinnin’, Warner Records, Warner Classics and Warner Music Nashville. WMG’s music publishing arm, Warner Chappell Music, has a catalog of more than 1.4 million musical compositions spanning every musical genre, from the standards of the Great American Songbook to the biggest hits of the 21st century. Warner Music Group is also home to ADA, the independent artist and label services company, as well as consumer brands such as Songkick, the live music app; EMP, the merchandise e-tailer; and UPROXX, the youth culture destination.

Media Contact

James Steven

James.Steven@wmg.com

Investor Relations Contact

Kareem Chin

Kareem.Chin@wmg.com

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